United States Securities And Exchange Commission

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 31, 2017

ISORAY, INC.

(Exact name of registrant as specified in its charter)

Minnesota	001-33407	41-1458152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Hills Street, Suite 106, Richland, Washington 99354

(Address of principal executive offices) (Zip Code)

(509) 375-1202

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	Other Events.

IsoRay Medical, Inc. (“Medical”), a wholly-owned subsidiary of IsoRay, Inc. (the “Company” or “IsoRay”), has a Real Estate Purchase and Sale Agreement, dated September 10, 2015, with The Port of Benton (the “Contract”) to develop property and relocate its manufacturing facility to that property from its present location. Covenants contained in that Contract, among others, require certain milestones for construction and minimum headcount.

The Port of Benton Commissioners previously amended the development plan covenants, extending to January 31, 2017 the date by which Medical would need to begin construction or be in default. As Medical failed to comply with this covenant, Medical is required to pay the Port of Benton the difference in the sales price and the appraised value of the property as of January 31, 2017.

The Benton County 2016 assessed value of the land was approximately $424,000, and management believes this approximates the current appraised value. The difference in the sales price and management’s estimate of the current appraised value of the property is approximately $256,000 and Medical anticipates this approximates the amount that will be payable to the Port of Benton. This is subject to a final appraisal which has not been completed.

Cautionary Note Regarding Forward-Looking Statements

Statements in this Current Report on Form 8-K about IsoRay’s future expectations, including: the ultimate resolution of the failure to comply with the development covenant, the estimate of the amount of the payment to the Port, and all other statements in this Report, other than historical facts, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as the appraised value of the property, actions ultimately taken by the Port of Benton to enforce its rights under the Contract, and other risks detailed from time to time in IsoRay’s reports filed with the SEC. Unless required to do so by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: February 6, 2017

IsoRay, Inc., a Minnesota corporation

By:	/s/ Thomas C. LaVoy
Thomas C. LaVoy, CEO